Exhibit 5.1

BRL Law Group LLC

425 Boylston Street, 3rd Floor

Boston, Massachusetts 02116

June 9, 2011

InVivo Therapeutics Holdings Corp.

One Broadway, 14th Floor

Cambridge, MA 02142

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof, for the registration of an aggregate of (i) 12,848,600 shares of Common Stock, $0.00001 par value per share (the “Common Stock”) of InVivo Therapeutics Holdings Corp., a Nevada corporation (the “Company”) (the “Common Shares”) and (ii) 13,198,600 shares of Common Stock issuable upon the exercise of warrants (the “Warrant Shares”), for a total of 26,047,200 shares of Common Stock and such indeterminate number of shares of Common Stock that may be issued as a result of stock splits, stock dividends, recapitalizations or similar events (the “Shares”), all of which Shares, if and when sold, will be sold by the selling stockholders named in the Registration Statement.

We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, and the Articles of Incorporation and Bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the state laws of Nevada and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and the Common Shares are, and when issued upon exercise of the Company’s warrants in accordance with the terms thereof, the Warrant Shares will be, validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon statutes, rules, regulations and judicial decisions as of the effective date of the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this Firm’s name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ BRL LAW GROUP LLC
BRL Law Group LLC